                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this "Agreement") is made this 18th day of May, 1998, between Enfinity Corporation, a Delaware corporation ("Enfinity"), and Rodney C. Gilbert (the "Executive").

         WHEREAS, the parties hereto wish to enter into an employment agreement to employ the Executive as the Chairman of the Board of Directors and Chief Executive Officer of Enfinity on the terms and conditions contained in this Agreement, and to set forth certain additional agreements between the Executive and Enfinity.

         NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

         1.   TERM.

         The term of this Agreement shall begin on the closing of Enfinity's initial public offering and continue for three (3) years from such closing; provided, however, in the event that such initial public offering of its Common Stock on Form S-1 (the "IPO") is not closed on or before September 30, 1998, then (except for Sections 3(e) and 17) this Agreement shall be null and void without having become effective. Upon the expiration of such initial three-year period and upon each anniversary date thereof, the term of this Agreement shall be extended for an additional one-year period unless, not later than two months prior to each respective renewal date, either party to this Agreement shall have given notice to the other that this Agreement shall not be so extended . Notwithstanding the foregoing, the Executive's employment hereunder may be earlier terminated, as provided in Sections 4 and 13 hereof. The period of time between the commencement and the termination of the Executive's employment hereunder shall be referred to herein as the "Employment Period."

         2.   EMPLOYMENT.

         (a) POSITION AND REPORTING. Enfinity hereby employs the Executive for the Employment Period as its Chairman of the Board of Directors and Chief Executive Officer on the terms and conditions set forth in this Agreement.

          (b) AUTHORITY AND DUTIES. The Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are typically associated with the Executive's position, commensurate with the authority vested in the Executive's position, pursuant to this Agreement and consistent with the By-Laws of Enfinity. Without limiting the generality of the foregoing, the Executive shall report directly and be responsible to the Board of Directors of Enfinity (the "Board"). During the Employment Period, the Executive shall devote his full business time, skill and efforts to the business of Enfinity. Notwithstanding the foregoing, the Executive may (i) make and manage passive personal business investments of his choice (in the case of publicly-held corporations, not to exceed one percent (1%) of the outstanding voting stock without the approval of the Board and not to exceed three percent (3%) of the outstanding voting stock with the approval of the Board, which approval shall not be unreasonably withheld or delayed) and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder and (ii) with the approval of the Board, which shall not be unreasonably be withheld or delayed, serve on the boards of directors of other corporations. It is understood and agreed that the Executive currently serves on the boards of directors of AmSouth Bancorporation and Baptist Health Systems Foundation and need not obtain the approval of the Board in order to continue such service.

         3.       COMPENSATION AND BENEFITS.

          (a) SALARY. During the Employment Period, Enfinity shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $250,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of Enfinity. Such base salary shall be subject to review each year for possible increase by the Board, but shall in no event be decreased from its then-existing level during the Employment Period.

         (b) ANNUAL BONUS. For 1998 and subsequent years, Enfinity shall develop, as soon as practicable after the effective date of Enfinity's IPO, a written incentive bonus plan setting forth reasonable criteria and performance standards under which the Executive and other officers and key employees will be eligible to receive year-end bonus awards (the "Bonus Plan"). Executive shall be entitled under the Bonus Plan to receive a bonus equal to fifty percent (50%) of his then applicable base salary if the specified criteria and performance standards are met (the "Minimum Bonus Level") and the Executive shall be entitled to receive a bonus equal to one hundred percent (100%) of his then applicable base salary if the specified criteria are exceeded by an amount equal to or greater than thirty percent (30%) of such specified criteria (the "Maximum Bonus Level"). In the event that the performance of Enfinity falls between the Minimum Bonus Level and the Maximum Bonus Level, then the bonus that the Executive shall be entitled to receive under the Bonus Plan shall be adjusted accordingly. Enfinity and the Executive agree that the criteria and performance standards to be established for the fiscal year ended December 31, 1998 shall take into consideration that Enfinity will not operate as a combined entity throughout such period. Any bonus payable to the Executive pursuant to the Bonus Plan shall be paid within 45 days following the end of the applicable fiscal year. It is understood that the performance criteria for determining actual bonuses will be determined by the Executive and the Compensation Committee of the Board (once constituted) but that the criteria and performance standards to be set under the Bonus Plan will be tied to Enfinity's anticipated results of operations for the applicable bonus period.

                  (c) OTHER BENEFITS. The Executive shall be entitled to receive additional benefits and compensation from Enfinity in such form and to such extent as specified below:

                  (i) Insurance. The Executive shall be entitled to participate, at the sole cost and expense of Enfinity, in the medical, disability, dental, life and other insurance and benefit plans made available by Enfinity to any of its other officers, directors and key employees. Without limiting the generality of the foregoing, Enfinity shall provide to the Executive throughout the Employment Period, at the sole cost and expense of Enfinity, (i) so-called "Preferred Care" medical and dental insurance coverage for the Executive, his spouse and other dependent family members through Blue Cross Blue Shield of Alabama (with no applicable waiting periods, but subject to ordinary and reasonable deductibles and co- payments under any plans providing such coverage), (ii) long-term disability insurance coverage at 60% of the Executive's then applicable base salary, (iii) term life insurance on the life of the Executive, payable to such beneficiaries or beneficiaries selected by the Executive, equal to two times the Executive's then applicable base salary and (iv) paid vacation of not less than four weeks per year.

                  (ii) Business Expenses. Enfinity shall promptly reimburse the Executive for all business travel and other out-of-pocket expenses reasonably incurred by the Executive in the performance of the Executive's services pursuant to this Agreement. All reimbursable expenses shall be documented in reasonable detail by the Executive upon submission of any request for reimbursement.

                  (iii) Other Perquisites. Enfinity shall provide the Executive with other executive perquisites as may be available to or deemed appropriate for the Executive by the Board and participation in all other Enfinity-wide employee benefits as available from time to time.

          (d) EXTENDED MEDICAL COVERAGE. Notwithstanding any statement contained in this Agreement to the contrary, following the Employment Period Enfinity hereby expressly agrees to provide the Executive, his spouse and eligible dependent family members with continued, uninterrupted coverage under Enfinity's group medical and dental plans or policies on the same basis as such coverage was provided to the Executive during the Employment Period (but at the sole cost and expense of the Executive, which cost and expense shall not exceed the cost of such coverage provided to Enfinity's (or any of its successor's) then-active senior executives) until the latest to occur of (i) the date of the Executive's 65th birthday (or the date upon which the Executive becomes eligible to participate in the Medicare program of the United States), (ii) the date of the Executive's spouse's 65th birthday (or the date upon which such spouse becomes eligible to participate in the Medicare program of the United States) or (iii) the date on which the Executive's last dependent child ceases to be a dependent for purposes of participation under such plans; provided that the obligation to continue to provide such coverage shall terminate at such time as the Executive, his spouse and any dependents become eligible for coverage under the group insurance of another employer. In the event that Enfinity shall not maintain group medical and dental plans or policies throughout the applicable period, then Enfinity shall arrange for and shall provide equivalent individual coverage. Notwithstanding any statement contained in this Agreement to the contrary, the obligations of Enfinity set forth in this Section 3(d) shall survive any termination or expiration of this Agreement.

         (e) INDEMNIFICATION. In connection with any threatened, pending or completed claim, demand, liability, action, suit, arbitration or proceeding, whether civil, criminal, administrative or investigative, or any appeal therefrom, whether by or in the right of Enfinity or otherwise, arising out of or relating to the fact that the Executive is or was a director, officer, employee or agent of Enfinity (or any predecessor of Enfinity, whether or not incorporated), or is or was serving at the request of Enfinity in any such role for any other corporation or entity, or by reason of anything done or not done by the Executive in any such capacity, Enfinity hereby expressly agrees and shall indemnify and hold harmless the Executive, to the fullest extent authorized by law, against any and all expenses (including, without limitation, attorneys' fees and all other costs, expenses or obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal) any such matter), damages, judgments, fines and amounts paid in settlement, as actually and reasonably incurred by the Executive in connection therewith. In the event that both the Executive and Enfinity are made a party to the same action, complaint, suit, arbitration or proceeding, Enfinity agrees to engage competent and experienced legal counsel reasonably acceptable to the Executive, and the Executive agrees to use the same legal counsel, provided that if counsel selected by Enfinity could reasonably be expected to have a conflict of interest that prevents such counsel from vigorously representing the Executive, then the Executive shall be entitled to engage separate legal counsel and Enfinity shall pay all costs, expenses or obligations paid or incurred in connection with such separate legal counsel. Further, while the Executive is expected at all times to use the Executive's best efforts to discharge faithfully his duties under this Agreement, the Executive cannot be held liable to Enfinity for a breach of his duty of care, acts or omissions made in good faith or where the Executive has not exhibited intentional misconduct or performed criminal and fraudulent acts which materially damage the business of Enfinity. Enfinity shall promptly pay (or advance to the Executive, to the fullest extent authorized by law) on behalf of and for the Executive, upon presentation of invoices, any and all amounts for which indemnification is provided under this Section 3(e). In addition, Enfinity shall purchase and maintain directors' and officers' liability insurance in an amount and in a form customarily held by publicly-traded companies situated similarly to Enfinity, and the Executive shall be a beneficiary of such policy or policies. Notwithstanding any statement contained in this Agreement to the contrary, the obligations of Enfinity set forth in this Section 3(e) shall survive any termination or expiration of this Agreement.

         4.       TERMINATION OF EMPLOYMENT.

         (a) TERMINATION FOR CAUSE. This Agreement and Executive's employment may be terminated in any one of the following ways:

                  (i) Death. The death of the Executive shall immediately terminate this Agreement with no severance compensation due to the Executive's estate.

                  (ii) Disability. If, as a result of incapacity due to physical or mental illness or injury, as reasonably determined by the Executive's physician, the Executive shall have been absent from the Executive's full-time duties hereunder for six (6) consecutive months, then thirty (30) days after receiving written notice
         (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), Enfinity may terminate the Executive's employment hereunder provided the Executive is unable to resume his full-time duties at the conclusion of such notice period. Also, the Executive may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of the Executive's duties hereunder hazardous to the Executive's physical or mental health or life, provided that the Executive shall have furnished Enfinity with a written statement from the Executive's doctor to such effect and provided, further, that, at Enfinity's request made within thirty (30) days of the date of such written statement, the Executive shall submit to an examination by a doctor selected by Enfinity who is reasonably acceptable to the Executive or his doctor and such doctor shall have concurred in the conclusion of the Executive's doctor. If the two doctors cannot agree as to whether or not the Executive is so disabled, the two doctors shall designate a third doctor to examine the Executive and a majority of the three doctors so selected shall make such determination. In the event this Agreement is terminated by either party as a result of the Executive's disability, Enfinity shall continue to compensate the Executive at his then-current base salary until such time as any applicable waiting periods under the Executive's long-term disability policy provided by Enfinity shall be exhausted and the Executive shall be receiving payments pursuant to such policy.

                  (iii) Good Cause. Enfinity may terminate this Agreement ten
         (10) days after delivery of written notice to the Executive for good cause, which shall be: (1) the Executive's willful, material and irreparable breach of this Agreement; (2) the Executive's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice from Enfinity that specifically identifies the manner in which Enfinity believes that the Executive has failed to perform such duties and responsibilities) of any of the Executive's material duties and responsibilities hereunder;
         (3) the Executive's willful dishonesty, fraud or misconduct with respect to the business or affairs of Enfinity which materially and adversely affects the operations or reputation of Enfinity; (4) the Executive's conviction of a felony crime; or (5) chronic alcohol abuse or illegal drug abuse by the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for good cause without (x) reasonable written notice to the Executive setting forth the reasons for Enfinity's intention to terminate for good cause,
         (y) an opportunity for the Executive, together with his legal counsel, to be heard before the Board, and (z) delivery to the Executive of a notice of termination on behalf of the Board setting forth the reasons for such termination. In the event of a termination for good cause, as enumerated above, the Executive shall have no right to any severance compensation.

         (b) WITHOUT CAUSE. At any time during the Employment Period, the Executive may, without cause, terminate this Agreement and the Executive's employment, effective thirty (30) days after written notice is provided to Enfinity. The Executive may only be terminated without cause by Enfinity during the Employment Period if such termination is approved by at least two-thirds of the members of the Board. Should the Executive's employment be terminated by Enfinity without cause during the Employment Period, the Executive shall receive from Enfinity, in a lump-sum payment due on the effective date of termination, an amount equal to two times his then applicable base salary, plus any accrued salary and declared but unpaid bonus and reimbursement of expenses. If the Executive resigns or otherwise terminates his employment without cause pursuant to this Section 4(b), the Executive shall receive no severance compensation.

         (c) CHANGE IN CONTROL. In the event of a "Change in Control" of Enfinity (as defined in Section 13) during the Employment Period, refer to
Section 13 below.

         (d) FOR GOOD REASON. In addition to his other rights set forth in this Agreement, the Executive may terminate this Agreement ten (10) days after delivery of notice to the Board for "good reason," which shall be (i) a material diminution during the Employment Period in the Executive's office, duties or responsibilities (including following any Change in Control) or (ii) a material breach by Enfinity of this Agreement. Notwithstanding the foregoing, the Executive may not terminate this Agreement for good reason without providing (x) reasonable written notice to the Board setting forth the reasons for the Executive's intention to terminate for good reason, (y) an opportunity for the Board to meet with the Executive, together with legal counsel and (z) delivery by the Executive to the Board of a notice of termination for good reason setting forth the reasons for such termination. Should the Executive terminate his employment with Enfinity pursuant to this Section 4(d), the Executive shall receive from Enfinity, in a lump-sum payment due on the effective date of termination, an amount equal to two times his then applicable base salary, plus any accrued salary and declared but unpaid bonus and reimbursement of expenses.

              a.  CONSEQUENCES OF TERMINATION.

                  (i) Upon termination of this Agreement for any reason provided above, Enfinity shall pay promptly to the Executive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to the Executive only to the extent and in the manner expressly provided in this Agreement. All other rights and obligations of Enfinity and the Executive under this Agreement shall cease as of the effective date of termination, except that Enfinity's obligations under Sections 3(d), 3(e) and 17 hereof and the Executives obligations under Sections 7, 8 and 9 hereof shall survive any termination or expiration of this Agreement.

                  (ii) In the event of any termination of the Executive's employment for any reason, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Section 4 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

                  (iii) Notwithstanding any statement contained in this Agreement to the contrary, upon any termination or expiration of this Agreement, other than by Enfinity pursuant to Section 4(a)(iii) (good cause) or by the Executive pursuant to Section 4(b)(without cause): (x) any options or rights to purchase securities of Enfinity shall immediately vest and remain exercisable until the ten year anniversary of the date of grant of such options or rights and (y) any restrictions or forfeiture provisions applicable to any securities of Enfinity owned beneficially or of record by the Executive (or his spouse or estate) shall immediately lapse.

         5.       PLACE OF PERFORMANCE.

         (a) It is understood that the Executive shall not be required to relocate from his present residence in order to fulfill his duties and responsibilities hereunder, provided that the Executive is present at Enfinity's principal place of business during normal business hours (subject to absences for business travel and entertainment, vacations and periodic personal matters). The Executive understands that if he elects to relocate from the Executive's present residence to the location of Enfinity's principal place of business, then Enfinity will pay all actual reasonable relocation costs to move the Executive, his immediate family and their personal property and effects (in each case grossed up for applicable taxes). Such costs may include, but are not limited to, moving expenses, temporary lodging expenses prior to moving into a new permanent residence; all closing costs on the purchase of a residence (comparable to the Executive's present residence) in the new location. The general intent of the foregoing is that the Executive shall not personally bear any out-of-pocket cost as a result of the relocation, with an understanding that the Executive will use the Executive's best efforts to incur only those costs which are reasonable and necessary to effect a smooth, efficient and orderly relocation with minimal disruption to the business affairs of Enfinity and the personal life of Executive and his family. In addition, to compensate the Executive for incidental costs associated with such relocation, Enfinity shall pay to Executive at the time of such relocation an amount equal to two times the Executive's then applicable monthly salary (grossed up for applicable taxes).

          (b) Notwithstanding the above, if the Executive is requested by the Board to relocate his present residence and the Executive refuses, such refusal shall not constitute "cause" for termination of this Agreement under the terms of Section 4(a) and the Executive shall have no liability to Enfinity arising out of or relating to such decision not to relocate. Further, such decision not to relocate shall not be considered when the Executive seeks reimbursement for any travel and other out-of-pocket expenses reasonably incurred by the Executive in the performance of his duties.

         6.       STOCK OPTIONS.

         At the effective date of Enfinity's IPO, Enfinity shall grant to the Executive options to acquire 200,000 shares of Enfinity common stock at the price per share at which such stock is offered to the public in the initial public offering. Such options shall vest in installments of 50,000 shares at the effective date of the IPO and on each of the first, second and third anniversaries of the effective date of the IPO. The other terms and conditions of such options shall be usual and customary and shall be as set forth in a stock option agreement to be entered into between Enfinity and the Executive.

         7.       CONFIDENTIALITY.

         The Executive agrees that he will not at any time during the Employment Period hereof or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of Enfinity, including, without limiting the generality of the foregoing, any confidential or proprietary techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material non-public information concerning the business of Enfinity, its manner of operation, its plans or other material data. The provisions of this Section 7 shall not prevent the disclosure or use of or apply to (i) information that is public knowledge or in the public domain other than as a result of disclosure by the Executive in breach of this Section 7; (ii) information disseminated by Enfinity to third parties in the ordinary course of business; (iii) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to Enfinity; or (iv) information disclosed under a requirement of law or as compelled or directed by applicable legal authority.

         8.       INVENTIONS.

          The Executive is hereby retained in a capacity such that the Executive's responsibilities include the making of technical and managerial contributions of value to Enfinity. The Executive hereby assigns to Enfinity all right, title and interest in such contributions and inventions made or conceived by the Executive alone or jointly with others during the Employment Period that relate to the business of Enfinity. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and
(c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to Enfinity and shall take reasonable steps to assist Enfinity (at Enfinity's cost) in obtaining and protecting the rights therein (including patents thereon) in any and all countries; provided, however, that said contributions and inventions will be the property of Enfinity, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. The Executive hereby agrees to execute any documentation reasonably requested by Enfinity to be so executed if such request is made in order to carry out the purpose and terms of this Section 8. Inventions conceived by the Executive that are not related to the business of Enfinity will remain the property of the Executive.

         9.       NON-COMPETITION.

         The Executive agrees that he shall not during the Employment Period and for two years following the Employment Period, without the approval of the Board, directly or indirectly, alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder (other than as provided below) of any company or business, engage in any "Competitive Business" within the United States. For purposes of the foregoing, the term "Competitive Business" shall mean any business involved in providing energy or indoor environmental systems or services, which is in direct competition with Enfinity in any community in which Enfinity is doing business. Notwithstanding the foregoing, the Executive shall not be prohibited during the non-competition period applicable above from acting as a passive investor in any publicly-held company under the circumstances described in Section 2(b) hereof. During the period that the above non-competition restriction applies, the Executive shall not, without the written consent of Enfinity, solicit or encourage any employee of Enfinity or any current or future subsidiary or affiliate thereof to terminate his or her employment.

         10.      BREACH OF RESTRICTIVE COVENANTS.

         The parties agree that a breach or violation of Section 7, 8 or 9 hereof will result in immediate and irreparable injury and harm to the innocent party, which party shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligation hereunder.

         11.      NOTICES.

         For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         (a) If to Enfinity, to such address as shall be its then current principal place of business.

         (b)      If to the Executive, to:

                                    Rodney C. Gilbert
                                    3700 Old Leeds Road
                                    Birmingham, Alabama 35213-3818
                                    Telephone: (205) 879-6392
                                    Telecopy:  (205) 802-7791

or to such other address as a party hereto shall designate to the other party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

         12.      ARBITRATION: LEGAL FEES.

         Except as provided in Section 10 hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Enfinity shall reimburse the Executive for all reasonable legal fees and costs and other fees and expenses that the Executive may incur in respect of any dispute or controversy arising against Enfinity under or in connection with this Agreement; provided, however, that Enfinity shall not reimburse any such fees, costs and expenses if the fact finder determines that an action brought by the Executive was substantially without merit or the Executive is otherwise unsuccessful in such an action.

         13.      CHANGE IN CONTROL.

         (a) Unless the Executive elects to terminate this Agreement pursuant to
(c) below, the Executive understands and acknowledges that Enfinity may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of Enfinity hereunder or that Enfinity may undergo another type of Change in Control. In the event such a merger or consolidation or other Change in Control is initiated prior to the end of the Employment Period, then the provisions of this Section 13 shall be applicable.

         (b) In the event of a pending Change in Control wherein Enfinity and the Executive have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of Enfinity's business and/or assets that such successor is willing as of the closing to assume and agree to perform Enfinity's obligations under this Agreement in the same manner and to the same extent that Enfinity is hereby required to perform, then such Change in Control shall be deemed to be a termination of this Agreement by Enfinity without cause during the Employment Period and the applicable portions of Section 4(b) will apply; however, under such circumstances, the amount of the lump-sum severance payment due to the Executive shall be an amount equal to three times his then applicable base salary, plus any accrued salary and declared but unpaid bonus and reimbursement or expenses, and the provisions of Section 9 of this Agreement shall be effective for two years following such date. Notwithstanding any statement contained herein to the contrary, Enfinity shall require, as a condition to any transaction constituting a Change in Control, that any successor to all or any portion of Enfinity's business and/or assets expressly assume and agree to perform Sections 3(d), 3(e) and 17 of this Agreement in the same manner and to the same extent that Enfinity would be required to perform it if no such Change in Control had taken place.

         (c) In any Change in Control situation, the Executive may elect to terminate this Agreement by providing written notice to Enfinity at least five
(5) business days prior to the anticipated closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of
Section 4(b) will apply as though Enfinity had terminated the Agreement without cause during the Employment Period; however, under such circumstances, the amount of the lump-sum severance payment due to the Executive shall be an amount equal to two times his then applicable base salary, plus any accrued salary and declared but unpaid bonus and reimbursement or expenses, and the provisions of Section 9 of this Agreement shall be effective for two years following such date. Notwithstanding any statement contained herein to the contrary, Enfinity shall require, as a condition to any transaction constituting a Change in Control, that any successor to all or any portion of Enfinity's business and/or assets expressly assume and agree to perform Sections 3(d), 3(e) and 17 of this Agreement in the same manner and to the same extent that Enfinity would be required to perform it if no such Change in Control had taken place.

         (d) For purposes of applying Section 4 hereof under the circumstances described in (b) and (c) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due the Executive must be paid in full by Enfinity at or prior to such closing. In addition, immediately prior to any Change in Control, any options or rights to purchase securities of Enfinity held by the Executive shall immediately vest and become and remain fully exercisable and any restrictions or forfeiture provisions applicable to any securities of Enfinity owned beneficially or of record by the Executive (or his spouse or estate) shall immediately lapse, such that the Executive, at his discretion, may exercise such options or rights prior to the Change in Control and receive the consideration to be received by the stockholders of Enfinity in connection with the Change in Control or convert such options or rights into options or rights to purchase equivalent securities of the acquiring corporation or other entity.

         (e) A "Change in Control" shall be deemed to have occurred if:

                (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) , other than Enfinity or an employee benefit plan of Enfinity, becomes the beneficial owner (as defined in Rules 13(d)-3 and 13d-5 under the Exchange Act , directly or indirectly, of any voting security of Enfinity and immediately after such acquisition such person, directly or indirectly, is the beneficial owner of voting securities representing 35% or more of the total voting power of all of the then-outstanding voting securities of Enfinity and has a larger percentage of voting securities of Enfinity than any other person, entity or group holding voting securities of Enfinity, unless the transaction pursuant to which such acquisition is made is approved by more than two-thirds (2/3) of the Board; or

                  (ii) the following individuals no longer constitute a majority of the members of the Board: (A) the individuals who, as of the closing date of Enfinity's IPO, constitute the Board (the "Original Directors"); (B) the individuals who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of more than two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election); and (C) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of more than two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election).

                  (iii) there shall be consummated any merger or consolidation of Enfinity in which Enfinity is not the continuing or surviving corporation or pursuant to which shares of Enfinity's capital stock are converted into cash, securities or other property, other than a consolidation or merger of Enfinity in which the holders of Enfinity's voting stock immediately prior to the consolidation or merger, own at least 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction or any sale, lease, exchange or other transfer (in one transaction or a series or transaction contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Enfinity; or

                  (iv) the stockholders of Enfinity approve a plan of complete liquidation of Enfinity.

         (f) The Executive must be notified in writing by Enfinity at any time that Enfinity or any member of its Board anticipates that a Change in Control may take place.

         14.      WAIVER OF BREACH.

         Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either the Executive or of Enfinity.

         15.      NON-ASSIGNMENT: SUCCESSORS.

         Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) subject to the rights of the Executive under
Section 13 hereof, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Enfinity upon any sale of all or substantially all of the assets of Enfinity, or upon any merger, consolidation or reorganization of Enfinity with or into any other corporation, all as though such successors and assigns of Enfinity and their respective successors and assigns were Enfinity; (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to the Executive hereunder; and (iii) this Agreement shall inure to the benefit of Enfinity. As used in this Agreement, the term "Enfinity" shall be deemed to refer to any such successor or assign of Enfinity referred to in the preceding sentence. Notwithstanding any statement contained in this Agreement to the contrary, Enfinity agrees to and shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Enfinity to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Enfinity would be required to perform it if no such succession had taken place. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's legal representative in the event of mental incapacity or by the Executive's duly appointed executors or administrators in the event of the Executive's death. If the Executive should die while any amounts are payable to him hereunder, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's estate.

         16.      WITHHOLDING OF TAXES.

         All payments required to be made by Enfinity to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as Enfinity may reasonably determine it should withhold pursuant to any applicable law or regulation.

         17.      CERTAIN TAX MATTERS.

         (a) Notwithstanding any statement contained in this Agreement to the contrary, upon termination or expiration of this Agreement in connection with a Change in Control, Enfinity shall reimburse the Executive, on a grossed up basis, for any excise or similar taxes that the Executive incurs under Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor statutory provision or rule), and comparable provisions of applicable state laws, rules or regulations. Such amount shall be paid by Enfinity within ten
(10) days after the Executive delivers a written request for reimbursement accompanied by a copy of the Executive's tax return(s) showing the excise taxes actually incurred by the Executive.

         (b) The parties hereto stipulate and agree that the Executive has, pursuant to that subscription agreement dated May 12, 1998 and pursuant to a verbal agreement between the Executive and Enfinity reached in December 1997, subscribed for and purchased 11.556413 shares of common stock of Enfinity, par value $.01 per share (the "Shares"), for an aggregate purchase price of $1,155.64 (the "Purchase Price"). Enfinity agrees to pay or cause to be paid, and shall be liable for, and covenants and agrees to defend, indemnify and hold the Executive harmless (on a grossed up basis for applicable taxes) from and against, any and all Losses (as defined below) resulting from, arising out of or relating to or otherwise based upon Taxes (as defined below) that arise out of, are attributable to, or relate to any claim or determination by the Internal Revenue Service or other governmental authority that the fair market value of the Shares on the date the Executive purchased them was greater than the Purchase Price (such claim or determination an "Indemnified Tax Matter"). Notwithstanding any statement contained in this Agreement to the contrary, Enfinity agrees to promptly pay, or advance to the Executive for payment, without regard to when the Executive actually sells any Shares, any and all amounts for which the Executive is indemnified in this Section 17. As used herein (i) "Losses" means expenses, damages, judgments, fines, amounts paid in settlement, liabilities, obligations, losses, penalties, costs, or deficiencies, including, without limitation, attorneys fees and fees of other professionals, and all costs, expenses or other obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including an appeal) any hearing, review, litigation or other proceeding or matter arising out of or relating to Taxes, and (ii) "Taxes" means any income (whether ordinary or otherwise), alternative minimum, employment, payroll, social security, unemployment, withholding or other similar tax, assessment or other governmental charge (including, without limitation, all interest and penalties thereon and additions thereto whether disputed or not) imposed by any federal, state or local government. The Executive agrees, upon any future sale of the Shares for cash, to reimburse Enfinity in an amount equal to the actual benefit of any increase in the tax basis of the Shares disposed of by the Executive as a result of any payment or payments made by Enfinity pursuant to this Section 17; provided, however, that the Executive's reimbursement obligation hereunder shall not exceed the lesser of (1) the aggregate net amount of payments (but without giving effect to any payments made to "gross up" any tax owed by the Executive) in respect of Tax liabilities previously made to the Executive by Enfinity hereunder or (2) the difference between the fair market value of the Shares on the date the Executive purchased them (as determined by the Internal Revenue Service or other governmental authority) and the Purchase Price multiplied by a percentage equal to then-applicable capital gains (as opposed to ordinary income) rate. The obligation of Enfinity hereunder shall survive any termination or expiration of this Agreement, any transfer by the Executive of the Shares, any termination or cessation of the Executive's employment with Enfinity, and shall, following the Executive's death, inure to the benefit of the Executive's estate.

         18.      SEVERABILITY.

         To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

         19.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         20.      GOVERNING LAW.

         This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the choice of law provisions of such state.

         21.      ENTIRE AGREEMENT.

         This Agreement constitutes the entire agreement by Enfinity and the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and Enfinity with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and Enfinity.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of date first above written.

                                              ENFINITY CORPORATION

                                              By:   /s/  William M. Dillard
                                                    ---------------------------
                                                    Name:  William M. Dillard
                                                    Title: President

                                                    /s/  Rodney C. Gilbert
                                                    ---------------------------
                                                         Rodney C. Gilbert